For Release: June 11, 2013

ICAHN ENTERPRISES ANNOUNCES COMMENCEMENT OF DEPOSITARY UNIT OFFERING

(New York, New York, June 11, 2013) – Icahn Enterprises L.P. (“Icahn Enterprises”) (NASDAQ: IEP) today announced a registered public offering of depositary units representing limited partner interests in Icahn Enterprises. Icahn Enterprises intends to grant the underwriters an option for 30 days to purchase additional depositary units. The proceeds from the offering will be used solely to effect the recapitalization of Federal-Mogul, which may include the purchase of Icahn Enterprises’ pro rata share of the common stock to be issued by Federal-Mogul pursuant to its rights offering launched June 7, 2013, if consummated, or any other use of capital that results in the proceeds of the offering being used to recapitalize Federal-Mogul.

Credit Suisse, UBS Investment Bank and Jefferies are acting as the joint book-running managers for the offering. Citigroup, Keefe, Bruyette & Woods, KeyBanc Capital Markets, Oppenheimer & Co. and Wunderlich Securities are acting as the co-managers for the offering.

The offering is being made pursuant to Icahn Enterprises’ effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from:

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, New York 10010

Tel: +1 (800) 221-1037

Email: newyork.prospectus@credit-suisse.com

UBS Securities LLC

Attention: Prospectus Department

299 Park Avenue, New York, New York 10171

Telephone: (888) 827-7275

Jefferies LLC

Attn: Equity Syndicate Prospectus Department

520 Madison Avenue, 12th Floor

New York, New York 10022

Tel: +1 (877) 547-6340

Email: prospectus_department@jefferies.com

You may also get these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About  Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300